Exhibit 99.8
Transaction Q+A
1. What’s the name of the new organization? Who will lead the new company? Where will it be headquartered? Will operations still be based in New Jersey?
The current assumption is that the “go to market brand” of the new enterprise would be Express Scripts. George Paz will serve as chairman and CEO of the combined organization, and the corporate headquarters will be in St. Louis, MO. The new company is likely to maintain a meaningful presence in New Jersey and remains committed to drawing upon the collective talent of both organizations. Again, for now, very little changes with this announcement, and we will continue to serve our clients and their members with the passion and excellence that is the foundation of our success.
2. What does the merger mean in terms of jobs?
Given the changing economics of our business, this merger will help preserve jobs and we believe the opportunities to become part of a larger, stronger enterprise with best-of-breed capabilities that is even better positioned to offer advanced services to payors and patients is a compelling scenario.
3. How will the PBM marketplace be changed by the merger?
The PBM space is and will remain intensely competitive; the marketplace includes more than 40 PBMs who are significant competitors and represent viable options if customers so desire.1 In addition, the combined company will be well-positioned to deliver significant benefits to payors and patients.
4. How will this merger impact independent community pharmacies?
Today’s health care landscape by design and intent is driving greater competition. Within that landscape, there is room for many different players, including independent pharmacies. According to their trade association’s own data, independent pharmacies are strong and continue to grow in both in sales and in overall number. Between 2009 and 2010, the number of independent community pharmacies grew by almost 400, to just over 23,000, representing a $93 billion industry. Additionally, the average independent pharmacy increased sales by 3.7% in 2009, from $3.88 million to $4.03 million.2 As these pharmacies continue to provide personalized services to customers, such as diabetes education and training programs, disease state management programs, immunizations, and durable medical equipment, they will continue to thrive.
5. How will clients and consumers benefit from the combination of the two companies?
This transaction will bring together two of healthcare’s most innovative and accomplished organizations. The transaction will unite the companies’ complementary strengths in market coverage, clinical innovation and the behavioral sciences along with operational and technological excellence to meet the new realities dictated by significant industry trends — realities that have our clients demanding that we accelerate value creation. Additionally, our combined company will accelerate efforts to promote greater efficiencies in the healthcare

[1]	Pharmacy Benefit Management Institute, LP, http://www.pbmi.com/pbmdir.asp

[2]	National Community Pharmacists Association, 2010 NCPA Digest, October 2010

system to achieve cost savings for plan sponsors and patients. At the same time, it will improve care, foster increased therapy adherence, and drive better patient outcomes.
6. How long has this deal been in the works? Why are Medco and ESI merging — especially when both companies were successful and experienced growth on their own? Why now?
Over the past couple months, the two parties have discussed various possibilities and agreed that now would be the best time to move forward with the combination given the changing nature of the industry. The health care landscape is becoming increasingly complex and is demanding better, faster, and less expensive capabilities. This merger is an effort to respond to that dynamic and to contribute to even more robust competition. By competing vigorously in the marketplace, the combined company will create a best-of-breed organization that will enable the new enterprise to achieve a level of performance that neither would have been capable of attaining individually. As a result, it will deliver the solutions the nation needs for lower cost, better patient outcomes, and accelerated innovation — and serve the interests of both parties’ respective stakeholders, including customers, members, employees, and investors.
7. Is this a done deal? If so, when will the deal take effect?
While this merger is subject to regulatory and shareholder approvals, and other customary regulatory and other closing conditions, we look forward to a favorable review. The current expectation is that they will take through the first half of 2012 to close the transaction.
8. What happens in the interim?
Very little changes today — it will take time to close this transaction, and until the transaction is closed, the two companies will continue to operate independently and as competitors in the marketplace, just as they do currently. As we move forward, we will form a joint transition team to begin the work of planning to integrate the two companies in a thoughtful, strategic way.
9. What’s the scope of the merger — just the PBM business or more?
The merger includes all business operations and assets.
Cautionary Statement Regarding Forward-Looking Statements
This document contains “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements, as they relate to Medco Health Solutions, Inc. or Express Scripts, Inc., the management of either such company or the transaction, involve risks and uncertainties that may cause results to differ materially from those set forth in the statements. No forward-looking statement can be guaranteed, and actual results may differ materially from those projected. Medco and Express Scripts undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. Forward-looking statements are not historical facts, but rather are based on current expectations, estimates, assumptions and projections about the business and future financial results of the pharmacy benefit management and specialty pharmacy industries, and other legal, regulatory and economic developments. We use words such as “anticipates,” “believes,” “plans,” “expects,” “projects,” “future,” “intends,” “may,” “will,” “should,” “could,” “estimates,” “predicts,” “potential,” “continue,” “guidance” and similar expressions to identify these forward-looking statements. Actual results could differ materially from the results contemplated by these forward-looking statements due to a number of factors, including, but not limited to, the possibility that (1) Medco and Express

Scripts may be unable to obtain stockholder or regulatory approvals required for the merger or may be required to accept conditions that could reduce the anticipated benefits of the merger as a condition to obtaining regulatory approvals; (2) the length of time necessary to consummate the proposed merger may be longer than anticipated; (3) problems may arise in successfully integrating the businesses of Medco and Express Scripts; (4) the proposed merger may involve unexpected costs; (5) the businesses may suffer as a result of uncertainty surrounding the proposed merger; and (6) the industry may be subject to future risks that are described in SEC reports filed by Medco and Express Scripts.
The foregoing list of factors is not exhaustive. You should carefully consider the foregoing factors and the other risks and uncertainties that affect the businesses of Medco and Express Scripts described in their respective Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and other documents filed from time to time with the Securities and Exchange Commission.
Additional Information and Where to Find It
In connection with the proposed merger, Express Scripts, Inc. will file with the SEC a registration statement on Form S-4 that will include a joint proxy statement of Medco and Express Scripts, and a prospectus of Express Scripts, as well as other relevant documents concerning the proposed merger. Stockholders are urged to read the registration statement and the proxy statement/prospectus contained therein regarding the merger when they become available and any other relevant documents as well as any amendments or supplements to those documents, because they will contain important information.
You will be able to obtain a free copy of the proxy statement/prospectus, as well as other filings containing information about Medco and Express Scripts, at the SEC’s Internet site (http://www.sec.gov). You will also be able to obtain these documents, free of charge, in the Investor Relations portion of the Medco website at http://www.medcohealth.com under the heading “Investors” and then under “SEC Filings.” Copies of the proxy statement/prospectus and the SEC filings that will be incorporated by reference in the proxy statement/prospectus can also be obtained, free of charge, by directing a request to Investor Relations, 100 Parsons Pond Drive, Franklin Lakes, NJ, 07417, 201-269-3400.
Participants in Solicitation
Medco and Express Scripts and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of Medco in connection with the proposed merger. Information about the directors and executive officers of Medco and their ownership of Medco common stock is set forth in the proxy statement for the Medco 2011 annual meeting of stockholders, as filed with the SEC on Schedule 14A on April 8, 2011. Information about the directors and executive officers of Express Scripts and their ownership of Express Scripts common stock is set forth in the proxy statement for the Express Scripts’ 2011 annual meeting of stockholders, as filed with the SEC on Schedule 14A on March 21, 2011. Additional information regarding the interests of those persons and other persons who may be deemed participants in the merger may be obtained by reading the proxy statement/prospectus regarding the proposed merger when it becomes available. You may obtain free copies of this document as described in the preceding paragraph.

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